Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192670, 333-196913 and 333-210264 on Form S-3, Registration Statement No. 333-210265 on Form S-4 and Registration Statement Nos. 333-143863, 333-176789 and 333- 203018 on Form S-8 of our reports dated July 16, 2018, relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries, and the effectiveness of internal control over financial reporting of StoneMor Partners L.P. and subsidiaries (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting of StoneMor Partners L.P. and subsidiaries because of material weaknesses), appearing in the Annual Report on Form 10-K of StoneMor Partners L.P. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
July 16, 2018